EXHIBIT 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-261783) pertaining to the Employee Share Option Plan of Bionomics Limited, the Employee Equity Plan of Bionomics Limited, the Employee Equity Award Offer Letter with Errol De Souza, Ph.D. and the Employee Equity Award Offer Letter with Errol De Souza, Ph.D. of our report dated October 14, 2022, with respect to the consolidated financial statements of Bionomics Limited, included in this Annual Report on Form 20-F for the year ended June 30, 2022.

/s/ Ernst & Young

Adelaide, Australia
October 14, 2022

Exh. 15.1-1